EXHIBIT 10.13

          THIS AGREEMENT, made this 4th day of April, l997, between THE RECTOR, CHURCH-WARDENS AND VESTRYMEN OF TRINITY CHURCH IN THE CITY OF NEW YORK, a religious corporation in the State of New York, having its office and address at 74 Trinity Place in the Borough of Manhattan, City, State and County of New York (hereinafter referred to as the "Landlord"), and DELIA'S, INC., a Delaware Corporation, having its place of business at 435 Hudson Street, Borough of Manhattan, City, County and State of New York (hereinafter referred to as the "Tenant").

                              W I T N E S S E T H :

          WHEREAS, the Landlord and Delia's LLC entered into an agreement of lease dated May 3, 1995, modified September 26,1996 herein the Landlord leased to the Tenant a portion of the 3rd Floor as described in the lease, in the building of the Landlord known as 435 Hudson Street, New York, New York, for a term to commence May 1, 1995, and expire (unless sooner terminated in accordance with the provisions of the lease) on April 30, 2003 at the rent and additional rents and on the other terms and covenants set forth in such lease (the said lease is hereinafter referred to as the "Lease" and the premises thereby demised are hereinafter referred to as the "Original Premises"), and

          WHEREAS, Delia's LLC assigned all of its right, title and interest in the Lease to the Tenant; and

          WHEREAS, Tenant wishes to (i) take and hire additional space in said building consisting of another portion of the 3rd floor as hatched in red on the diagram attached hereto and made part of the Agreement and marked Exhibit "B" (such additional space is hereinafter referred to as the "Additional Space"), and (ii) extend the term of the Lease to March 31, 2007, and the Landlord is willing to agree to such extension and lease the Additional Space to the Tenant on the terms herein prescribed and otherwise on those set forth in the Lease; and

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          WHEREAS, the Landlord and the Tenant desire to modify the Lease accordingly.

          NOW, THEREFORE, it is hereby mutually covenanted and agreed between the parties hereto as follows:

          l. The Lease shall be and it hereby is modified in the following respects effective as of April 1, 1997:

          (a) By making the Additional Space a part of the Premises demised under the Lease which the Landlord lets and leases to the Tenant and the Tenant takes and hires from the Landlord for the remainder of the term of the Lease and upon all of the terms, covenants and conditions of the Lease except as they are herein modified.

          (b) The fixed annual rent payable under the Lease shall be increased to the annual rates of (i) $268,960.00 during the period commencing on April 1, 1997 and ending on April 30, 1998 payable in monthly installments of $22,413.33 payable in advance on the first day of each calendar month and (ii) of $309,835.00 during the period commencing on May 1, 1998 and ending April 30, 2003, payable in monthly installments of $25,819.58 payable in advance on the first of each calendar month.

          (c) The definition of "Tenant's Proportionate Share" shall be adjusted to reflect the addition of the Additional Space.

          (d) For the purposes of computing the escalations from and after March 31, 1997 in respect to both the Original Premises and the Additional Space, the following changes are made to Article THIRTY-SEVENTH of the Lease:

          (i) The term "Base Index" shall mean the Index as last published prior to April 1, 1997.

          (ii) The term "Base Year" shall mean the calendar year 1997.

         (iii) The term "Computation Date" shall mean the first day of April, 1998 and, in Subsequent Years, its anniversary date.

          (iv) "Statements for the Tenant" shall be furnished on or before May 1, 1998, and on or before that day in each Subsequent Year.

          (e) By increasing the amount deposited pursuant to Article TWENTY-EIGHTH of the Lease by $26,659.99 (that is, from $24,979.16 to $51,639.15), which additional amount shall be deposited by the Tenant simultaneously with the execution of this lease amendment.


                                      (2)

          (f) By extending the term of the Tenant thereunder for a further term of 3 years and 11 months beginning May 1, 2003, and expiring March 31, 2007 (unless sooner terminated in accord with the provisions of the lease), during which period the Tenant shall pay fixed rent at the rate of $323,460.00 per annum. The Tenant shall also pay additional rent as set forth in (i) Article THIRTY-SEVENTH (or THIRTY-EIGHTH) of the Lease and (ii) Sections 1(c) and 1(d) of this Lease Amendment.

          2. The Tenant is hereby granted the privilege of occupying the Additional Space subject to all of the terms, covenants and conditions of the lease, including but not limited to, the payment of any service charges for electric current, water, sprinkler maintenance and any overtime elevator or heat service and to the payment of any additional rent payable pursuant to the provisions of Article THIRTY-SEVENTH of the Lease but otherwise free of the payment of fixed rent ($13,330.00 per month) during the following periods:

          (i) During the period beginning with the tender of possession of the Additional Space by the Landlord to the Tenant at any time prior to the commencement of the term of this lease and ending on March 31, 1997, the date prior to the commencement of the term.

          (ii) During the period of the term of this lease commencing on April 1, 1997, or such later date on which the Landlord tenders the Additional Space with the work referred to in paragraph 5 hereof substantially completed and ending 120 days thereafter.

          (iii) During the one month periods during the term of this lease commencing on April 1 and ending on April 30, in each of the years 2002, 2003 and 2004.

          The right to occupy the premises free of rent during the periods set forth in clauses (ii) and (iii) above shall be subject to the condition that the Tenant shall not default in the payment of any other fixed rent, or any additional rent or any other charge due under this lease or in the performance of the other terms, covenants and conditions thereof. In the event of any such default, then fixed annual rent at the monthly rate set forth in this lease shall be payable during the period in which the Tenant would otherwise be entitled to the use of the



                                      (3)
premises free of fixed annual rent. Any such payment shall be paid within l0 days following demand and shall constitute additional rent under this lease.


          3. In the event that the Landlord, for any reason, shall be unable to give possession of the Additional Space hereby demised by the first day of April, 1997, the Lease shall nevertheless continue in full force and effect and the Landlord shall tender and the Tenant will take possession of said Additional Space under the terms herein as soon as the Landlord shall have tendered possession thereof to the Tenant; the fixed rent applicable to the Additional Space ($13,330 per month), however, to begin on the date which is the 121st day following the date upon which such possession is tendered to the Tenant.


          4. The Tenant represents that no broker, licensed or otherwise, was involved in the making of this lease or brought the premises to the attention of the Tenant and that all of the negotiations respecting this lease were conducted with and through the offices of the Landlord.

          If the foregoing representation is breached, the Tenant agrees to indemnify and hold Landlord harmless from any and all costs and expenses, including without limitation, Landlord's legal fees and expenses paid or incurred by Landlord in connection with any claim by a broker, co-broker and/or finder in connection with this lease.


          5. It is agreed that the following work is to be done in the Additional Space by the Landlord at the Landlord's expense:

          a) Landlord will remove existing ceiling hung A/C unit and all unused piping and conduit.

          b)   Demolish all existing sheetrock walls and dropped ceiling.

          c) Replace all cracked/broken windows and change any opaque window panes to clear glass and clean once at commencement of lease.

          d)   Provide ACP-5 form.

          e) Landlord to deliver existing 400 amps 3-phase power with meter and switch at existing location. All electrical distribution and relocation of electrical risers/panels to be at tenant's expense.


                                      (4)

          f) Replace existing fire exit door in southwest corner of premises with new door and building standard hardware.

          g)   Turn over existing perimeter radiators in good working order.

          h) Deliver existing sprinkler system in good working order and all dropped heads to be raised to original condition.

          i)   Tenant to be responsible for all floor finishes.

          j) Landlord will perform alterations to the perimeter floor penetrations as recommended by Landlord's engineer (Cerami & Associates, Inc.)

          k) Landlord will reimburse tenant up to $34,500.00 upon receipt of invoices marked "paid in full" and waiver of lien forms. Landlord contribution to be utilized for the installation/renovation of bathrooms and for the demolition of existing demising block walls.

          l) Wrap 39 pipes with insulation as per Cerami & Associates, Inc. recommendations.

          6. Except as modified in accord with the provisions of this Agreement, the Lease is hereby ratified and affirmed and the Tenant covenants and agrees to keep and perform the obligations of the Lease as hereby modified.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           THE RECTOR, CHURCH-WARDENS AND
                                           VESTRYMEN OF TRINITY CHURCH IN
                                           THE CITY OF NEW YORK
[CORPORATE SEAL]

ATTEST:



By: /s/ Joseph Palombi                     By: /s/ Stephen Heyman
        Executive Vice President                   Director of Leasing
        of Real Estate


                                           By: /s/ James Groden
                                                   Finance Department


[CORPORATE SEAL]

ATTEST:                                    DELIA'S, INC.


                                      (5)

By: /s/ Stephen Kahn                       By: /s/ Evan Guillemin
Name: Stephen Kahn                         Name: Evan Guillemin
                                           Title: Chief Financial Officer